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Xcel Energy board elects new board member

Minneapolis Aug. 22, 2017—David K. Owens has been elected to Xcel Energy’s board of directors effective immediately. An executive with extensive experience in public policies concerning energy and utility operations, Owens is recognized as an industry expert on business transformation.

After 36 years of service, Owens recently retired from the Edison Electric Institute, the association representing all U.S. investor-owned electric companies. He served as an Executive Vice President with EEI and was the first African-American to hold an officer title with the organization. Owens guided the association on issues affecting the future structure of the electric industry and the new rules in evolving competitive markets. He also spearheaded efforts to invest in the nation’s electric infrastructure with new technology enhancing energy efficiency with smart buildings, smart meters and smart grids.
“We welcome David to the board and look forward to the contributions he will make as a member of our tremendously talented team of directors,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “David’s forward-thinking approach, extensive public policy experience and knowledge of innovative technologies will serve Xcel Energy well.”
Before joining EEI, Owens served as Chief Engineer for the Division of Rates and Corporate Regulation with the Securities and Exchange Commission where he actively participated in landmark proceedings involving utility mergers, electric integration issues and utility financial disclosure.
A driving force behind the founding of the American Association of Blacks in Energy, Owens has mentored generations of young men and women pursuing careers in energy. He served on Boards of the National Academy of Sciences and chaired the National Institute of Standards and Technology Smart Grid Advisory Committee. Owens is a graduate of Howard University with a Bachelor and Masters of Engineering degrees, as well as a Masters in Engineering Administration from George Washington University.

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About Xcel Energy
Xcel Energy (NYSE: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.